[Omniquip Logo]   222 East Main Street    Port Washington, Wisconsin   USA 53074
                  phone: (414) 268-8965   fax: (414) 268-3100


NEWS RELEASE

FOR IMMEDIATE RELEASE                            For additional information:
                                                 Phil Franklin
                                                 (414) 268-3101



            Omniquip to Acquire Snorkel Unit of Figgie International

Port Washington, Wis., July 21, 1997 . . . Omniquip International, Inc. (NASDAQ/NMS:OMQP), North America's largest manufacturer of telescopic material handlers, today announced that it has signed a definitive agreement with Figgie International Inc. (NASDAQ/NMS:FIGIA and FIGI) to acquire the assets of Figgie's Snorkel division, a leading producer of aerial work platforms and aerial fire apparatus. The transaction is subject to certain conditions. The agreement specifies a purchase price of $150 million plus assumption of certain liabilities.

In making the announcement, Enoch Stiff, president and chief executive officer of Omniquip, commented: "Snorkel is a premier brand in the aerial work platform industry, and is a natural fit for Omniquip. Snorkel's superior products will contribute to Omniquip's presence with important customers, accelerate market expansion among our complementary distribution systems, and contribute to our growing penetration of global markets."

Snorkel, which employs approximately 900 people at sites in St. Joseph, Missouri; Elwood, Kansas; Melbourne, Australia; and Levin, New Zealand, reported sales of $158 million for the year ended December 31, 1996. Figgie International, based in Willoughby, Ohio, acquired Snorkel in 1971.

"We see Snorkel as an exceptional opportunity to add another well recognized and respected product line to Omniquip's growing family of products," commented Stiff. Stiff said that Snorkel's experienced management team will continue to operate the business. He said

Snorkel will be managed as a separate business within Omniquip and will continue to be based in St. Joseph, Missouri.

Headquartered in Port Washington, Wisconsin, Omniquip International is the largest North American producer of telescopic material handlers, which are marketed under the SKY TRAK and LULL brand names. The company also manufacturers a line of skid steer loaders and other compact material handling equipment marketed under the SCAT TRAK and WORKPRO brands. Omniquip's products are used in a variety of applications by commercial and residential building contractors, as well as by customers in other construction, military, industrial and agricultural markets.

Omniquip completed its initial public stock offering on March 20, 1997. Omniquip's strategy is to grow internally and through acquisition in selected types of material handling and construction equipment of 130 h.p. and less, sold and rented through independently owned dealers.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Omniquip International news releases are available on-line 24 hours a day at: http://www.businesswire.com/cnn/omqp.htm.